Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

www.airproducts.com

Susan K. Carter to Leave Air Products’ Board

Following 10 Years of Dedicated Service

LEHIGH VALLEY, Pa. (September 13, 2021) - Air Products (NYSE:APD) today announced that Susan K. Carter will leave the Company’s Board of Directors effective September 30, 2021 following 10 years of dedicated service.

Most recently, Ms. Carter served as a member of the Air Products Board’s Audit and Finance Committee and Management Development and Compensation Committee. Over the past decade, she has contributed her significant experience in financial reporting, information technology, accounting, finance and capital management, investor relations and international operations, underpinned by her prior roles as chief financial officer of several global, publicly held companies.

Commenting on Ms. Carter’s contributions, Air Products Chairman, President and Chief Executive Officer Seifi Ghasemi, said, “We have benefitted greatly from Sue’s broad expertise in finance, as well as operations, acquisitions and divestitures, cross-border investments, capital markets transactions and corporate governance. I want to personally thank Sue for her 10 years of dedicated service on our Board, particularly these last seven years, as we have executed Air Products’ strategy and delivered on our higher purpose – providing solutions to the world’s significant energy and environmental needs. On behalf of all of our entire team at Air Products, we thank Sue and wish her all the best in the future.”

About Air Products

Air Products (NYSE:APD) is a world-leading industrial gases company in operation for 80 years. Focused on serving energy, environment and emerging markets, the Company provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemical, metals, electronics, manufacturing, and food and beverage. Air Products is also the global leader in the supply of liquefied natural gas process technology and equipment. The Company develops, engineers, builds, owns and operates some of the world’s largest industrial gas projects, including: gasification projects that sustainably convert abundant natural resources into syngas for the production of high-value power, fuels and chemicals; carbon capture projects; and world-scale carbon-free hydrogen projects supporting global transportation and the energy transition.

The Company had fiscal 2020 sales of $8.9 billion from operations in 50 countries and has a current market capitalization of about $60 billion. More than 19,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, Twitter, Facebook or Instagram.

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Media Inquiries:

Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com